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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT


THIS AGREEMENT, made and entered into this 6th day of July, 2001 by and between Bio-Vascular, Inc., a Minnesota corporation ("BVI"), Medical Companies Alliance, Inc., a Minnesota corporation (the "Employer") and Michael K. Campbell (the "Executive").

                              W I T N E S S E T H :

WHEREAS, the Employer is a wholly owned subsidiary of BVI;

WHEREAS, BVI formed the Employer with the name MCA Acquisition, Inc. in order to facilitate the merger of Medical Companies Alliance, Inc., a Utah corporation ("MCA") with and into the Employer (the "Merger") in accordance with the terms of that certain Acquisition Agreement and Plan of Reorganization by and among BVI, the Employer, MCA, and the Executive (the "Merger Agreement");

WHEREAS, the name of the Employer was changed to Medical Companies Alliance, Inc., in accordance with the terms of the Merger Agreement;

WHEREAS, the Executive was previously employed by MCA and the Employer desires to secure the services of the Executive for and on behalf of the Employer on the terms and subject to the conditions set forth herein; and

WHEREAS, each of the parties acknowledge that they are receiving good and valuable consideration for entering into this Employment Agreement and Executive acknowledges that this Employment Agreement, including the covenant not to compete set forth hereinbelow, was negotiated between the parties hereto and that Executive has received bargained for consideration in accordance with the terms of the Merger Agreement including, without limitation, consideration for his shares of MCA stock and other benefits resulting to Executive from the terms and conditions of such employment, in exchange for entering into this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                               EMPLOYMENT AND TERM

1.1. EMPLOYMENT. Upon the terms and subject to the conditions herein contained, the Employer hereby employs the Executive as President, and the Executive hereby accepts such employment.

1.2. TERM. Except as otherwise provided in this Agreement, the original term of this
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Agreement shall be three (3) years, commencing on the 6th day of July, 2001 (the
"Commencement Date") and ending on the 5th day of July, 2004 (the "Original Term") whereupon this Agreement shall terminate and, except as otherwise provided herein, neither the Employer nor the Executive shall have any further rights, duties, privileges or obligations hereunder.

                                  ARTICLE II.

                                  COMPENSATION

2.1. BASE SALARY. In exchange for the provision of services, the Executive shall receive a salary in the amount of One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) (the "Base Salary") payable in accordance with the Employer's customary wage payment policies and practices for all executives.

2.2. CASH INCENTIVE BONUS. As an incentive to performance, Executive will be eligible to earn an annual bonus of up to twenty percent (20%) of the Executive's Base Salary for each fiscal year in accordance with the criteria provided in Exhibit A to this Agreement. The criteria in Exhibit A may be adjusted from time to time by the Board of Directors of the Employer in its sole discretion. The Board shall provide such earned bonus payment for each fiscal year by December 31 of the next fiscal year. The Executive's eligibility for a cash incentive bonus in accordance with the terms of this Section 2.2 shall commence with the Employer's fiscal year beginning on November 1, 2001.

2.3. BENEFITS. Executive shall be entitled to participate in any retirement plan, life insurance, health insurance, dental insurance, disability insurance or any other fringe benefit which the Employer may from time to time make available to its executives as a group. Any additional fringe benefits to Executive shall be determined and approved by the Board of Directors of Employer in amounts that are commensurate with services rendered.

2.4. VACATION. The Executive will be entitled to earn twenty (20) business days of annual vacation proratably throughout the year beginning on the Commencement Date, which is the maximum number of vacation days available under the vacation policy of BVI.

2.5. SEVERANCE PAYMENT AND BENEFITS UPON TERMINATION. In the event that Executive's employment is terminated by the Employer for reasons other than (i) cause as defined in Section 4.1 of this Agreement, or (ii) a change in control as defined in the Change in Control Agreement attached hereto as Exhibit B (the "Change in Control Agreement"), the Executive shall receive:

         (a) a cash severance payment equal to the difference between the amount of Base Salary the Executive was actually paid between the date of this Agreement and the date of the Executive's termination of employment, and the total amount of Base Salary that Executive was entitled to receive pursuant to the terms of this Agreement if the

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                  Executive were employed for the full amount of the Original
                  Term (the "Termination Payment"). This Termination Payment will be payable in equal payments during the period between the date of the Executive's termination and the expiration of the Original Term (the "Severance Term") in accordance with the Employer's customary wage payment policies and practices and shall be subject to federal and state tax withholding and FICA.

         (b) The Employer will also provide to the Executive, at the Employer's expense, medical and dental insurance during the Severance Term in an amount equal to that portion of such benefits that the Employer paid the Executive for such benefits immediately preceding the date of the Executive's termination (the "Employer Contribution Amount"), it being acknowledged and agreed that such Employer Contribution Amount may be paid directly to the Employer's insurer for any such benefits to be paid during the first eighteen months following the date of termination of Employment and, if necessary, directly to the Executive thereafter.

It is specifically acknowledged and agreed that (i) in the event the Executive resigns, the Executive shall not be entitled to any Termination Payment, and
(ii) in the event the Executive's employment is terminated by the Employer for any reason, or the Executive resigns, the Executive shall not be entitled to a pro-rata cash incentive bonus as provided in Section 2.2 of this Agreement or a pro rata vesting of his stock option as provided in Section 2.6 of this Agreement.

In consideration for the payments provided in this Section 2.5, the Executive agrees to execute a release of any and all claims against the Employer, at the time of termination of the Executive's employment, the release to be in such reasonable form as prepared by the Employer.

2.6. STOCK OPTION. The Employer hereby grants to the Executive an option to purchase that number of shares of BVI common stock as determined by (a) multiplying the Executive's Base Salary on the Commencement Date by 20%, then
(b) multiplying such amount by the sum of (i) 1 plus (ii) a factor determined by dividing the number of months remaining in BVI's fiscal year 2001 (between the Commencement Date and October 31, 2001) by 12, then (c) dividing such amount by the closing price of BVI common stock on the Commencement Date. Such option shall be granted on the Commencement Date at an exercise price equal to the closing price of BVI common stock on the Commencement Date (fair market value) and shall become exercisable on October 31, 2002, as long as the Executive continues to be employed by the Employer. The terms of the option will be governed by a separate stock option agreement to be delivered at the time the option is granted.

2.7. CHANGE IN CONTROL. The Executive shall be entitled to certain benefits upon a change in control as defined in and in accordance with the terms of the Change in Control Agreement attached hereto as Exhibit B.

2.8. REIMBURSEMENT OF EXPENSES. The Employer shall reimburse the Executive for all reasonable, ordinary and necessary expenses incurred by him in the performance of his duties

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hereunder and the Executive shall account to the Employer therefor in the manner normally prescribed by the Employer for reimbursement of Executive expenses.

                                  ARTICLE III.

                               DUTIES OF EXECUTIVE

3.1. SERVICES. The Executive shall perform all duties and obligations charged to the Executive by the Board of Directors of the Employer, as the same may be determined from time to time, provided, however, that it is acknowledged and agreed that the President and Chief Executive Officer of BVI shall direct the Executive's day-to-day activities. The Board shall assure adequate time, resources and authority for the Executive to achieve goals mutually agreed upon by the Employer and the Executive.

3.2. TIME AND EFFORT. The Executive shall devote his full time and effort to the business of the Employer, provided, however, that it is understood that the Executive shall continue to maintain a personal interest and investment in the Mentone Inn. The Executive shall perform the duties and obligations required of the Executive hereunder in a competent, efficient and satisfactory manner at such hours and under such conditions as the performance of such duties and obligations may require.

3.3. ARTICLES AND BY-LAWS. The Executive shall act in accordance with and so as to abide by the Articles of Incorporation of the Employer, the Bylaws of the Employer and all decisions of the Board of Directors of the Employer.

3.4. CONFIDENTIALITY AND LOYALTY. The Executive acknowledges that, during the course of his employment he has produced and may produce and have access to material, records, data and information not generally available to the public ("Confidential Information") regarding the Employer, BVI, their customers and affiliates. Accordingly, during and subsequent to the termination of this Agreement, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such confidential information, except to the extent authorized in writing by the Employer, or as required by law or any competent administrative agency or as otherwise is reasonably necessary or appropriate in connection with the performance by the Executive of his duties pursuant to this Agreement. Upon termination of his employment under this Agreement, the Executive shall promptly deliver to the Employer (i) all records, manuals, books, documents, letters, reports, data, tables, calculations and all copies of any of the foregoing which are the property of the Employer and BVI or which relate in any way to the customers, business, practices or techniques of the Employer and BVI and (ii) all other property of the Employer and BVI and Confidential Information which in any of these cases are in his possession or under his control. The Executive agrees to abide by the Employer's reasonable policies as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer.

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3.5. COVENANT NOT TO COMPETE. In exchange for the consideration (i) received by the Executive in accordance with the terms of the Merger Agreement and (ii) given by the Employer to the Executive pursuant to this Agreement, specifically including, but not limited to, the Severance Payment provided in Section 2.5 of this Agreement, the Executive agrees, represents to and covenants with the Employer that during the period of the Executive's employment by or with the Employer, and for the longer of (i) a period of one (1) year immediately following the termination of the Executive's employment with the Employer under this Agreement or otherwise, and (ii) seven (7) years following the Closing Date (as such term is defined in the Merger Agreement), for any reason whatsoever, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, Employer, partnership, corporation or business of whatever nature violate the noncompetition covenants of Article IX of the Merger Agreement, which are hereby incorporated by reference in this Agreement in their entirety.

3.6. CREATIONS. Subject to the Executive's rights under Minnesota Statutes ss. 181.78, the Executive hereby agrees that every idea, concept, invention and improvement (whether patented or not) conceived by the Executive and all copyrighted or copyrightable matter created by the Executive that relates to the Employer's business (collectively, "Creations") shall be the property of the Employer (or its designee). The Executive shall communicate promptly and disclose to the Employer, in such form as the Employer may request, all information, details and data pertaining to each Creation. Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Employer, shall be a "work for hire" as defined in 12 U.S.C. ss. 101 and the Employer shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to the Executive or anyone claiming through the Executive.

The Executive shall execute and deliver to the Employer such formal transfers and assignments and such other documents as the Employer may request to confirm and protect the Employer's rights hereunder. Any idea, copyrightable matter or other property relating to the Employer's business and disclosed by the Executive or discovered by the Employer prior to the first anniversary of the date of the Executive's termination of employment (the "Termination Date") shall be deemed to be governed hereby unless proved by the Executive to have been first conceived and made after the Termination Date.

3.7. CONFIDENTIALITY AND INSIDER TRADING AGREEMENTS. Concurrently with the execution of this Agreement, the Executive agrees to execute and deliver to the Employer (i) the Executive Patent and Confidential Information Agreement and
(ii) the Statement of Policy regarding Insider Trading attached hereto as Exhibits C and D, respectively.

3.8. REMEDIES. The Executive agrees and understands that any breach of any of the covenants or agreements set forth in this ARTICLE III of this Agreement will cause the Employer irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies the Employer may have under this paragraph, the Executive consents to the issuance of an injunction in favor of the Employer enjoining the breach of any of the aforesaid covenants or agreements by any court of competent jurisdiction. If any or all of the aforesaid covenants or

                                      -5-
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agreements are held to be unenforceable because of the scope or duration of such covenant or agreement or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce or modify the scope, duration and/or area of such covenant to the extent that allows the maximum scope, duration and/or area permitted by applicable law.

                                  ARTICLE IV.

                                   TERMINATION

4.1. TERMINATION FOR CAUSE. Notwithstanding anything contained in this Agreement to the contrary, the Employer shall have the right to terminate the employment of the Executive upon the occurrence of any of the following events:

         (a) The commission in the course of the Executive's employment by the Employer of any fraudulent act;

         (b) Conviction of a felony (from which, through lapse of time or otherwise, no successful appeal shall have been made) whether or not committed in the course of his employment by the Employer;

         (c) The willful refusal to carry out reasonable instructions of the Board; provided, however, that the Executive may only be discharged after he shall have been given 30 days written notice setting forth his alleged deficiencies and that he shall not, within such 30-day period, have ceased or otherwise cured the activity or activities or omission constituting the grounds for termination;

         (d) The willful disclosure of any trade secrets or confidential corporate information of the Employer or BVI to persons not authorized to know same, unless such disclosure is required by any law or court order or similar process; and

         (e) Inability of the Executive to perform the essential functions of his duties in accordance with the terms of this Agreement, with or without reasonable accommodation.

Where the employment of the Executive is terminated pursuant to this Section 4.1, such termination shall be effective upon the delivery of notice thereof to the Executive.

4.2. DEATH OF EXECUTIVE. In the event of the Executive's death during the term of this Agreement, this Agreement and the Employer's and the Executive's rights and obligations under this Agreement shall terminate.

4.3. RESIGNATION OF EXECUTIVE. The Executive may resign at any time for any reason upon sixty (60) days advance written notice to the Chairman of the Board of Directors of the

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Employer provided that the Employer's obligations to the Executive, pursuant to the terms of this Agreement, shall cease on the date the Executive's termination is effective.

4.4. SURVIVING RIGHTS. Notwithstanding the termination of the Executive's employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default. Notwithstanding the foregoing, it is hereby acknowledged by the Executive that in the event of the Executive's termination of employment during term of this Agreement, the Executive shall not be entitled to a pro-rata cash incentive bonus as provided in Section 2.2 of this Agreement or a pro rata vesting of his stock option as provided in Section
2.6 of this Agreement.

                                   ARTICLE V.

                                 INDEMNIFICATION

5.1. INDEMNIFICATION. The Executive shall be entitled to indemnification and advancement of expenses by reason of the Executive's status with the Employer to the fullest extent permitted under the laws of the State of Minnesota and the Articles of Incorporation and Bylaws of the Employer. The Employer represents to the Executive that as of the date hereof there is no provision of the Articles of Incorporation or Bylaws of the Employer that prohibits or limits indemnification or advances of expenses or imposes conditions on indemnification or advances of expenses in addition to the conditions set forth in Minnesota law.

                                  ARTICLE VI.

                               GENERAL PROVISIONS

6.1. NOTICES. All notices, requests, and other communications shall be in writing and except as otherwise provided herein, shall be considered to have been delivered if personally delivered or when deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

         (a)      If to the Employer, to:    Karen Gilles Larson

                                             Bio-Vascular, Inc.
                                             2575 University Avenue
                                             St. Paul, MN  55114-1024

                  With a copy to:            Richard A. Hoel, Esq.
                                             Winthrop & Weinstine
                                             3000 Dain Rauscher Plaza

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                                             60 South 6th Street
                                             Minneapolis, MN  55402-4430

         (b)      If to the Executive, to:   Michael K. Campbell
                                             3605 Carisbrooke Parkway
                                             Birmingham, AL 35226

                  With a copy to:            Timothy M. Fulmer
                                             Gorham & Waldrep, P.C.
                                             2101 6th Avenue North, Suite 700
                                             Birmingham, AL  35203

6.2. WAIVER, MODIFICATION OR AMENDMENT. No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any default of the other shall not effect, or impair any right arising from, any subsequent default. Nothing herein shall limit the rights and remedies of the parties hereto under and pursuant to this Agreement, except as hereinbefore set forth.

6.3. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto in respect of transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

6.4. INTERPRETATION AND SEVERANCE. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.

6.5. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

6.6. SUCCESSORS AND ASSIGNS/OBLIGATIONS OF EMPLOYER. This Agreement shall be binding upon the Employer and its successors and assigns and shall inure to the benefit of the Executive and the Executive's heirs, executors and administrators.

6.7. IDENTICAL COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

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6.8. BVI GUARANTEE. BVI guarantees any and all obligations of the Employer under this Agreement in accordance with the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   MEDICAL COMPANIES ALLIANCE, INC.


                                   By:
                                      -----------------------------------------
                                      Karen Gilles Larson
                                      Its Chief Executive Officer

                                   BIO-VASCULAR, INC.


                                   By:
                                      -----------------------------------------
                                      Karen Gilles Larson
                                      Its President and Chief Executive Officer

                                   EXECUTIVE:


                                      -----------------------------------------
                                      Michael K. Campbell

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                                    EXHIBIT A


Allocation of Annual Cash Incentive to be paid to Executive in accordance with
Section 2.2 of Executive's Employment Agreement to which this Exhibit A is attached hereof.

                                                                    PERCENT
                                                                   ALLOCATION

Achievement of Personal Management by Objectives
("MBO") Goals as determined by the Employer*                          20%

Employer Performance Goals:

         Operating Income                   40%
         Net Revenue                        40%                       80%
                                           ---                       ---

Total Allocation                                                     100%
                                                                     ===

For example, without limitation, assuming a Base Salary of $100,000 and the Employer determines that Executive has met all his MBO goals and the Employer has met its Operating Income and Net Revenue goals, then Executive would receive $20,000 ($100,000 X 20%). However, if the Employer determines that the Executive has met all his MBO goals, and the Employer has not met 100% of its Operating Income and its Net Revenue goals, the Executive would receive $4,000 ($100,000 X 20% X 20%), only that incentive due related to MBO's. Likewise, if the Employer determines that the Executive has met only 75% of his MBO goals (and the Employer has not met either of its Performance Goals) the Executive would receive $3,000 (100,000 x 20% x 20% x75%).


* References herein to the Employer shall represent determinations made by the President and Chief Executive Officer of BVI, who shall consult with and provide recommendations to the Board of Directors of the Employer.
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                                    Exhibit B


                           CHANGE IN CONTROL AGREEMENT
                           ---------------------------




July 6, 2001



Michael K. Campbell
3605 Carisbrooke Parkway
Birmingham, AL 35226


Dear Mr. Campbell:

You are presently the President of Medical Companies Alliance, Inc., a Minnesota corporation and an Affiliate of Bio-Vascular, Inc., a Minnesota corporation (the "Company"). The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may arise and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

Accordingly, the Board has determined that appropriate steps should be taken to minimize the risk that Company management will depart prior to a Change in Control, thereby leaving the Company without adequate management personnel during such a critical period, and that appropriate steps also be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control. In particular, the Board believes it important, should the Company or its shareholders receive a proposal for transfer of control, that you be able to continue your management responsibilities without being influenced by the uncertainties of your own personal situation.

The Board recognizes that continuance of your position with the Company involves a substantial commitment to the Company in terms of your personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits. Therefore, to induce you to remain in the employ of the Company, this Agreement, which has been approved by the Board, sets forth the benefits which the Company

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agrees will be provided to you in the event your employment with the Company is terminated in connection with a Change in Control under the circumstances described below.

The following terms will have the meaning set forth below unless the context clearly requires otherwise. Terms defined elsewhere in this Agreement will have the same meaning throughout this Agreement.

                                   ARTICLE I.
                                   DEFINITIONS

1. "Affiliate" means (i) any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Company or (ii) any other form of business entity in which the Company, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity's governing body.

2. "Agreement" means this letter agreement as amended, extended or renewed from time to time in accordance with its terms.

3. "Board" means the board of directors of Bio-Vascular, Inc. duly qualified and acting at the time in question. On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

4.       "Cause" means:

         a.       your gross misconduct;

         b. your willful and continued failure to perform substantially your duties with the Company (other than any such failure (1) resulting from your Disability or incapacity due to bodily injury or physical or mental illness or (2) relating to changes in your duties after a Change in Control which constitute Good Reason) after a demand for substantial performance is delivered to you by the chair of the Board which specifically identifies the manner in which you have not substantially performed your duties and provides for a reasonable period of time within which you may take corrective actions; or

         c. your conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs your ability to perform substantially your duties for the Company.

         An act or failure to act will be considered "gross" or "willful" for this purpose only if done, or omitted to be done, by you in bad faith and without reasonable belief that it was in, or not

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         opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company's board of directors (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. It is also expressly understood that your attention to matters not directly related to the business of the Company will not provide a basis for termination for Cause so long as the Board did not expressly disapprove in writing of your engagement in such activities either before or within a reasonable period of time after the Board knew or could reasonably have known that you engaged in those activities. Notwithstanding the foregoing, you may not be terminated for Cause unless and until there has been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in clauses a., b. or c. of this definition and specifying the particulars thereof in detail.

5.       "Change in Control" means any of the following:

         a. the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of Bio-Vascular, Inc. in one transaction or in a series of related transactions, to any Person;

         b. the approval by the shareholders of Bio-Vascular, Inc. of any plan or proposal for the liquidation or dissolution of Bio-Vascular, Inc., as the case may be;

         c. any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of
                  (1) 20 percent or more, but not more than 50 percent, of the combined voting power of the outstanding securities of Bio-Vascular, Inc. ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the "continuity directors" or (2) more than 50 percent of the combined voting power of the outstanding securities of Bio-Vascular, Inc. ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

         d. a merger or consolidation to which the Company is a party if the shareholders of Bio-Vascular, Inc. immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of Bio-Vascular, Inc. at such time, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving company representing (1) 50 percent or more, but not more than 80 percent, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in

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                  advance by the continuity directors, or (2) less than 50
                  percent of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

         e. the continuity directors cease for any reason to constitute at least a majority the Board; or

         For purposes of this Section 1(e), a "continuity director" means any individual who is a member of the Board on July 6, 2001, _____________ while he or she is a member of the Board, and any individual who subsequently becomes a member of the Board whose election or nomination for election by Bio-Vascular, Inc.'s shareholders was approved by a vote of at least a majority of the directors who are continuity directors (either by a specific vote or by approval of the proxy statement of Bio-Vascular, Inc. in which such individual is named as a nominee for director without objection to such nomination).

         f. a change in control of a nature that is determined by outside legal counsel to Bio-Vascular, Inc., in a written opinion specifically referencing this provision of the Agreement, to be required to be reported (assuming such event has not been "previously reported") pursuant to Section 13 or 15(d) of the Exchange Act, whether or not Bio-Vascular, Inc. is then subject to such reporting requirement, as of the effective date of such change in control.

6. "Code" means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

7.       "Company" means Bio-Vascular, Inc. and/or any Affiliate.

8. "Confidential Information" means information which is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. It includes information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products or services. It also includes, without limitation, information concerning research, development, purchasing, accounting, marketing and selling. All information which you have a reasonable basis to consider confidential is Confidential Information, whether or not originated by you and without regard to the manner in which you obtain access to that and any other proprietary information.

9. "Date of Termination" following a Change in Control (or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means:

         a. if your employment is to be terminated for Disability, 30 days after Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during such 30-day period);

         b. if your employment is to be terminated by the Company for Cause or by you for Good Reason, the date specified in the Notice of Termination, which date may not be less than 30 days or more than 60 days after the date on which the Notice of Termination is given unless you and the Company otherwise expressly agree;

         c. if your employment is to be terminated by the Company for any reason other than Cause, Disability, death or Retirement, the date specified in the Notice of Termination, which in no event may be a date earlier than 90 days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after receiving such Notice of Termination; or

         d. if your employment is terminated by reason of death or Retirement, the date of death or Retirement, respectively.

         In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within 30 days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Article VII, Section 7 of this Agreement. During the pendency of any such dispute, you will continue to make yourself available to provide services to the Company and the Company will continue to pay you your full compensation and benefits in effect immediately prior to the date on which the Notice of Termination is given (without regard to any changes to such compensation or benefits which constitute Good Reason) and until the dispute is resolved in accordance with Article VII,
         Section 7 of this Agreement. You will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the judge or arbitrators decide(s) that your claim of a dispute was frivolous or advanced by you in bad faith.

10. "Disability" means a disability as defined in the Company's long-term disability plan as in effect immediately prior to the Change in Control or; in the absence of such a plan, means permanent and total disability as defined in Section 22(e)(3) of the Code.

11. "Exchange Act" means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

12.      "Good Reason" means:

         a. change in your status, position(s), duties or responsibilities as an executive of the Company as in effect immediately prior to the Change in Control which, in your reasonable judgment, is an adverse change (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason;

         b. a reduction by the Company in your base salary (or an adverse change in the form or timing of the payment thereof) as in effect immediately prior to the Change in Control or as thereafter increased;

         c. the failure by the Company to continue in effect any Plan in which you (and/or your family) are eligible to participate at any time during the 90-day period immediately preceding the Change in Control (or Plans providing you (and/or your family) with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect immediately prior to the 90-day period immediately preceding the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your (and/or your family's) continued eligibility to participate in any of such Plans on at least as favorable a basis to you (and/or your family) as is the case on the date of the Change in Control or which would materially reduce your (and/or your family's) benefits in the future under any of such Plans or deprive you (and/or your family) of any material benefit enjoyed by you (and/or your family) at the time of the Change in Control;

         d. the Company's requiring you to be based more than 30 miles from where your office is located immediately prior to the Change in Control, except for required travel on the Company's business, and then only to the extent substantially consistent with the business travel obligations which you undertook on behalf of the Company during the 90-day period immediately preceding the Change in Control (without regard to travel related to or in anticipation of the Change in Control);

         e. the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Article VI of this Agreement;

         f. any purported termination by the Company of your employment which is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and for purposes of this Agreement, no such purported termination will be effective;

         g. any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change in Control, you were not expressly prohibited in writing by the Board from attending to or engaging in; or

         h. your termination of your employment with the Company for any reason other than death, Disability or Retirement during the twelfth (12th) month following the month in which a Change in Control occurs.

13. "Highest Monthly Compensation" means one-twelfth of the highest amount of your compensation for any 12 consecutive calendar-month period during the 36 consecutive calendar-month period prior to the month that includes the Date of Termination. For purposes of this definition, "compensation" means the amount reportable by the Company, for federal income tax purposes, as wages paid to you by the Company, increased by the amount of contributions made by the Company with respect to you under any qualified cash or deferred arrangement or cafeteria plan that is not then includable in your income by reason of the operation of
         Section 402(a)(8) or Section 125 of the Code, and increased further by any other compensation deferred for any reason.

14. "Notice of Termination" means a written notice given on or after the date of a Change in Control (unless your termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) which indicates the specific termination provision in this Agreement pursuant to which the notice is given. Any purported termination by the Company or by you for Good Reason on or after the date of a Change in Control (or before the date of a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by written Notice of Termination to be effective; provided, that your failure to provide Notice of Termination will not limit any of your rights under this Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

15. "Person" means any individual, corporation, partnership, group, association or other "person," as such term is used in Section 14(d) of the Exchange Act, other than the Company, any Affiliate or any employee benefit plan(s) sponsored by the Company or an Affiliate.

16. "Plan" means any compensation plan, program, policy or agreement (such as a stock option, restricted stock plan or other equity-based plan), any bonus or incentive compensation plan, program, policy or agreement, any employee benefit plan, program, policy or agreement (such as a thrift, pension, profit sharing, medical, dental, disability, accident, life insurance, relocation, salary continuation, expense reimbursements, vacation, fringe benefits, office and support staff plan or policy) or any other plan, program, policy or agreement of the Company intended to benefit employees (and/or their families) generally, management employees (and/or their families) as a group or you (and/or your family) in particular.

17. "Retirement" means termination of employment on or after the day on which you attain the age of 65.

18. "Successor" means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Company's business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company's outstanding securities ordinarily having the right to vote at the election of directors or, all or substantially all of its assets or otherwise.

                                  ARTICLE II.
                                TERM OF AGREEMENT

This Agreement is effective immediately and will continue in effect until July 5, 2002; provided, however; that commencing on July 6, 2002, and each July 6 thereafter, the term of this Agreement will automatically be extended for 12 additional months beyond the expiration date otherwise then in effect, unless at least 90 calendar days prior to any such March 1, the Company or you has given notice that this Agreement will not be extended; and, provided, further; that if a Change in Control has occurred during the term of this Agreement, this Agreement will continue in effect beyond the termination date then in effect for a period of 12 months following the month during which the Change in Control occurs or, if later, until the date on which the Company's obligations to you arising under or in connection with this Agreement have been satisfied in full.

                                  ARTICLE III.
                           CHANGE IN CONTROL BENEFITS

1. Benefits upon a Change in Control Termination. You will become entitled to the payments and benefits described in clauses (a) and (b) of this
         Article III., subject to the limitations described in clause (c) of this Article III., if and only if (i) your employment with the Company is terminated for any reason other than death, Cause, Disability or Retirement, or if you terminate your employment with the Company for Good Reason; and (ii) the termination occurs either within the period beginning on the date of a Change in Control and ending on the last day of the twelfth month that begins after the month during which the Change in Control occurs or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control.

         a. Cash Payment. Within five business days following the Date of Termination or, if later, within five business days following the date of the Change in Control, the Company will make a lump-sum cash payment to you in an amount equal to the product of (i) your Highest Monthly Compensation multiplied by (ii) 36.

         b. Welfare Plans. The Company will maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating 36 months after the Date of Termination, all insured and self-insured employee welfare benefit Plans

                  (including, without limitation, medical, life, dental, vision and disability plans) in which you were eligible to participate at any time during the 90-day period immediately preceding the Change in Control, provided that your continued participation is possible under the general terms and provisions of such Plans and any applicable funding media and without regard to any discretionary amendments to such Plans by the Company following the Change in Control (or prior to the Change in Control if amended as a condition or at the request or insistence of a Person (other than the Company) related to the Change in Control) and provided that you continue to pay an amount equal to your regular contribution under such Plans for such participation (based upon your level of benefits and employment status most favorable to you at any time during the 90-day period immediately preceding the Change in Control). The continuation period under federal and state continuation laws, to the extent applicable, will begin to run from the date on which coverage pursuant to this clause (b) ends. If, at the end of the 36-month period, you have not previously received or are not then receiving equivalent benefits from a new employer (including coverage for any pre-existing conditions), the Company will arrange, at its sole cost and expense, to enable you to convert your and your dependents' coverage under such Plans to individual policies or programs upon the same terms as executives of the Company may apply for such conversions. In the event that your or your dependents' participation in any such Plan is barred, the Company, at its sole cost and expense, will arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on a federal, state and local income and employment after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this clause (b) or; if such insurance is not available at a reasonable cost to the Company, the Company will otherwise provide you and your dependents equivalent benefits (on a federal, state and local income and employment after-tax basis). You will not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans.

         c. Limitation on Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits to be made or provided in connection with this Agreement, together with any other payments, benefits or awards which you have the right to receive from the Company, or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member ("Affiliate"), constitute an "excess parachute payment" (as defined in Section 280G(b) of the Code), two calculations will be performed. In the first calculation, the payments, benefits or awards to be received solely pursuant to this Agreement (and excluding any benefits to be received from the existing Stock Option and Incentive Plan) will be reduced by the amount the Company deems necessary so that none of the payments or benefits under the Agreement (including those from the existing Stock Option and Incentive Plan) are excess parachute payments. In the second calculation, the payments will not be reduced so as to eliminate an excess parachute payment, but will be reduced by the amount of the applicable excise tax that the officer will pay related to all change in control benefits received as imposed by Section 4999 of the Code. The two calculations will be compared and the calculation providing the largest net payment to the employee will be utilized to determine the change in control payments made to the officer. The calculations must be made in good faith by legal counsel or a certified public accountant selected by the Company, and such determination will be conclusive and binding upon you and the Company.

                  If a reduction in payments or benefits is required by the comparison above, the payments or benefits under the Agreement shall be reduced in the order that minimizes the amount of total reduction in payments and benefits under the Agreement as a result of this provision.

2. Disposition. If, on or after the date of a Change in Control, an Affiliate is sold, merged, transferred or in any other manner or for any other reason ceases to be an Affiliate or all or any portion of the business or assets of an Affiliate are sold, transferred or otherwise disposed of and the acquiror is not the Company or an Affiliate (a "Disposition"), and you remain or become employed by the acquiror or an affiliate of the acquiror (as defined in this Agreement but substituting "acquiror" for "Company") in connection with the Disposition, you will be deemed to have terminated employment on the effective date of the Disposition for purposes of this section unless
         (a) the acquiror and its affiliates jointly and severally expressly assume and agree, in a manner that is enforceable by you, to perform the obligations of this Agreement to the same extent that the Company would be required to perform if the Disposition had not occurred and
         (b) the Successor guarantees, in a manner that is enforceable by you, payment and performance by the acquiror.

                                  ARTICLE IV.
                                 INDEMNIFICATION

Following a Change in Control, the Company will indemnify and advance expenses to you to the full extent permitted by law and the Company's articles of incorporation and bylaws for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of your counsel) incurred in connection with all matters, events and transactions relating to your service to or status with the Company or any other corporation, employee benefit plan or other entity with whom you served at the request of the Company.

                                   ARTICLE V.
                                 CONFIDENTIALITY

You will not use, other than in connection with your employment with the Company, or disclose any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the

Company; and you will use reasonable and prudent care to safeguard and protect and prevent the unauthorized disclosure of Confidential Information. Nothing in this Agreement will prevent you from using, disclosing or authorizing the disclosure of any Confidential Information: (a) which is or hereafter becomes part of the public domain or otherwise becomes generally available to the public through no fault of yours; (b) to the extent and upon the terms and conditions that the Company may have previously made the Confidential Information available to certain persons; or (c) to the extent that you are required to disclose such Confidential Information by law or judicial or administrative process.

                                  ARTICLE VI.
                                   SUCCESSORS

The Company will seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of the Company's obligations under this Agreement. Failure of the Company to obtain such assent at least three business days prior to the time a Person becomes a Successor (or where the Company does not have at least three business days' advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination by you of your employment. The date on which any such succession becomes effective will be deemed the Date of Termination and Notice of Termination will be deemed to have been given on that date. A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

                                  ARTICLE VII.
                                OTHER PROVISIONS

1. Fees and Expenses. The Company, upon demand, will pay or reimburse you for all reasonable legal fees, court costs, experts' fees and related costs and expenses incurred by you in connection with any actual, threatened or contemplated litigation or legal, administrative, arbitration or other proceeding relating to this Agreement to which you are or reasonably expect to become a party, whether or not initiated by you, including, without limitation: (a) all such fees and expenses, if any, incurred in contesting or disputing any such termination; or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however; you will be required to repay (without interest) any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

2. Binding Agreement. This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or; if there be no such designee, to your estate.

3. No Mitigation. You will not be required to mitigate the amount of any payments or benefits the Company becomes obligated to make or provide to you in connection with this Agreement by seeking other employment or otherwise. The payments or benefits to be made or provided to you in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any payments or benefits you may receive from other employment or otherwise.

4. No Setoff. The Company has no right to setoff payments or benefits owed to you under this Agreement against amounts owed or claimed to be owed by you to the Company under this Agreement or otherwise.

5. Taxes. All payments and benefits to be made or provided to you in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.

6. Notices. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party's respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the chair of the Board), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

7. Disputes. If you so elect, any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, that you may seek specific performance of your right to receive payment or benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company will be entitled to seek an injunction or restraining order in a court of competent jurisdiction (within or without the State of Minnesota) to enforce the provisions of Article V of this Agreement.

8. Jurisdiction. Except as specifically provided otherwise in this Agreement, the parties agree that any action or proceeding arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum.

9. Related Agreements. To the extent that any provision of any other Plan or agreement between the Company and you limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such other Plan or agreement remains in force, the provision of this Agreement will control and such provision of such other Plan or agreement will be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. Nothing in this Agreement prevents or limits your continuing or future participation in any Plan provided by the Company and for which you may qualify, and nothing in this Agreement limits or otherwise affects the rights you may have under any Plans or other agreements with the Company. Amounts which are vested benefits or which you are otherwise entitled to receive under any Plan or other agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such Plan or other agreement.

10. No Employment or Service Contract. Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason or no reason whatsoever, with or without cause.

11. Funding and Payment. Benefits payable under this Agreement will be paid only from the general assets of the Company. No person has any right to or interest in any specific assets of the Company by reason of this Agreement. To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due. The Company with whom you were employed immediately before your Date of Termination has primary responsibility for benefits to which you or any other person are entitled pursuant to this Agreement but to the extent such Company is unable or unwilling to provide such benefits, the Company and each other Affiliate are jointly and severally responsible therefor to the extent permitted by applicable law. If you were simultaneously employed by more than one Company immediately before your Date of Termination, each such Company has primary responsibility for a portion of the benefits to which you or any other person are entitled pursuant to this Agreement that bears the same ratio to the total benefits to which you or such other person are entitled pursuant to this Agreement as your base pay from the Company immediately before your Date of Termination bears to your aggregate base pay from all such Companies.

12. Survival. The respective obligations of, and benefits afforded to, the Company and you which by their express terms or clear intent survive termination of your employment with the Company or termination of this Agreement, as the case may be, will survive termination of your employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

1. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the chair of the Board. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with, any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

2. Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement.

3. Governing Law. This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction).

4. Headings. Headings are for purposes of convenience only and do not constitute a part of this Agreement.

5. Further Acts. The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

6. Severability. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.

7. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter discussed above, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

                                  MEDICAL COMPANIES ALLIANCE, INC.


                                  By:
                                     ------------------------------------------

                                  Name: Karen Gilles Larson
                                  Title: Chief Executive Officer


                                  Agreed to this ____ day of __________, 2001


                                  ---------------------------------------------
                                  Michael K. Campbell